Exhibit 99.2

Bion’s Beef Opportunity

In 1935 inflation-adjusted terms, beef is 63% more expensive today, while pork and chicken, primarily raised in indoor factory farms with highly integrated supply chains, are 12% and 62% cheaper, respectively. At $70 billion/year (retail value), the beef industry has been a target of consumer groups whose concerns include air and water pollution, food safety, and the treatment of animals and workers. Furthermore, the beef industry has also been an economic target for a number of plant-based beef alternative products that have gained market traction with, for example, fast food chains.

The US beef industry is at the doorstep of a transformative opportunity to address the growing demand for a sustainable product offering, without disrupting its large, existing commodity beef market, both domestic and export, while simultaneously addressing its decades old challenge of managing the environmental impact of its livestock operations. “Sustainability” goes well beyond “organic”, a concept that only addresses product inputs. Sustainability is a more important and relevant concept for the beef industry because it also captures outputs, specifically, the environmental impact of livestock operations. To the industry’s detriment, the cost of comprehensive waste treatment technology and the infrastructure to support such adoption is simply beyond the reach of most operators. Until now, the cost of technology such as anaerobic digestion has been far greater than any offsetting tax incentives and revenue streams, such as the sale of renewable natural gas.

So how can the industry evolve to meet the demand for sustainability, both in its product offerings and its livestock operations?

Figure 1. The Beef Industry Conundrum – How to Get from “A” to “B”?

Bion has developed and tested its patented technology and proprietary technology platform, which will enable generation of significantly greater revenue associated with comprehensive onsite waste management than has been previously possible. Bion’s business model aims to help operators manage costs over the entire supply chain, from insemination to final processing and crop production, while capturing multiple revenue streams that are both presently available, as well as evolving. The “Future State” represented in Figure 1 will be financed by selling environmental credits related to carbon and water, selling high-value organic fertilizer, and monetizing the value of premium food product branding.

Specifically, Bion’s technology converts animal manure to high-value organic fertilizer products onsite, including ammonia nitrogen (ammonium bicarbonate crystals) that can be used to grow organic corn (animal feed) at large scale, while significantly increasing crop yield per acre. The scale at which ammonium bicarbonate is manufactured is sufficient to support a new organic segment of corn-fed beef and, eventually, pork and bison products. The combination of “organic” and onsite manure management reinforces the opportunity for environmentally sustainable branding with premium revenues and margins.

In today’s environment, Bion’s projected revenues from existing revenue sources can amortize the cost of technology adoption and related infrastructure in under five years. This amortization period can be cut in half as evolving revenues, including environmental credit markets, fully mature.

Beyond ammonium bicarbonate, Bion’s platform produces renewable natural gas and the associated D3 RINS (and/or Low Carbon Fuel Standard credits in California), organic dry solids (soil supplement) and, eventually, verified nutrient credits. In Pennsylvania, where Bion has been leading an industry consortium to pass legislation, municipalities will be able to purchase verified nutrient reductions, such as those generated by the Bion platform, in lieu of more expensive traditional options for meeting their Chesapeake Bay nutrient mandates under the Clean Water Act.

Figure 2. Bion’s Technology Enables the Revenue to Fund the Transition

Bion’s intellectual property, consisting of both patents and trade secrets, takes advantage of the arbitrage opportunity between the finite supply of organic fertilizer/feed and the essentially limitless supply of livestock waste at CAFOs. This symbiotic relationship is mutually reinforcing – increasing consumer demand for organic meat generates more organic corn demand which increases the demand for organic fertilizer to support that demand.

The industry now has the means to open and expand a new niche of premium-priced meat products by “harvesting” its waste. As a capstone benefit, Bion’s onsite treatment can transform a CAFO from a “brownfield” non-point source permitted facility to a point source permitted facility. This will allow the operation to be valued by the market as any other industrial operation, based on a multiple of earnings, not the liquidation value of the plant, equipment and animal inventory, as these facilities are valued today.

By expanding into premium branded products and realizing more effective supply chain integration, industry valuations will be further propelled by higher gross margins, reduced unit costs, and reduced environmental impact. The end result is extraordinary wealth creation.

"People have pushed past the earth's natural limits. Healthy societies, resilient economies and thriving businesses rely on nature. Our vision at Walmart is to help transform food and product supply chains to be regenerative, working in harmony with nature - to protect, restore and sustainably use our natural resources."

— Kathleen McLaughlin, EVP and Chief Sustainability Officer for Walmart Inc. and President of the Walmart Foundation